THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS.  THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $[_____________]	Issue Date: ______ __, 2015

LEGACY VENTURES INTERNATIONAL, INC.

10% CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, Legacy Ventures International, Inc., a corporation organized under the laws of the State of Nevada (hereinafter called “Borrower” or the “Company”), hereby promises to pay to [_______________________] , an individual with an address at _____________________________, ________  or his permitted registered assigns or successors in interest or order (the “Holder”), without demand, the sum of [_______________________] (the “Principal Amount”), with simple interest at the annual rate of ten percent (10%).  The “Maturity Date” of this Note shall be the date that is eighteen  (18) months from the date hereof, subject to conversion and acceleration as provided in Section 2 or Section 3 hereof.

This 10% Convertible Promissory Note (the “Note”) has been executed and issued pursuant to the terms of a Securities Purchase and Exchange Agreement for a loan between the Borrower and the Holder and certain other Holders of Notes, dated of even date herewith (the “Purchase Agreement”) pursuant to which the Holder acquired this Note. This Note is not secured and is convertible as provided herein.   Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Purchase Agreement. The following terms shall apply to this Note:

ARTICLE I

INTEREST

1.1.Interest Rate.   Interest on this Note shall be simple interest and accrue at the annual rate of ten percent (10%) per annum.  Interest will be payable semi-annually.  The first / initial interest payment shall be made in advance in cash or Common Stock (at the discretion of the Company) at $__ per share, with said initial Interest pre-payment to be made within 2 business days of the first closing.  Thereafter, all interest payments shall be made in arears with the second interest payment on the first anniversary date of the date hereof, and the subsequent Interest payments on the date that falls on each six (6) month anniversary thereafter that this Note is outstanding, in each case with Interest payable in cash or Common Stock at the discretion of the Borrower, with stock to be valued based on the Value Added Weighted Average of the Common Stock price for 10 days before (the “10 Day VWAP”) the applicable interest due date.  All computations of interest payable hereunder shall be on the basis of a 365-day year and actual days elapsed in the period for which such interest is payable.

ARTICLE II

CONVERSION RIGHTS

2.1.Holder’s Voluntary Conversion Rights.

(a)For so long as this Note remains outstanding and not fully paid, the Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding Principal Amount of this Note, together with any accrued and unpaid interest thereon, into shares of Common Stock of the Borrower or its successor in interest (the “Conversion Shares”), subject to the terms and conditions set forth in this Article II, at $1.00 per share of Company common stock (the “Common Stock”)  (as may be adjusted as provided herein, the “Conversion Price”), which transaction may be referred to herein as a “Subsequent Financing”.  The Holder may exercise such right by delivery to the Borrower of a written Notice of Conversion pursuant to Section 2.2.  For the purposes of this Note “Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(b)If an Event of Default (as hereinafter defined) has occurred, then the Conversion Price shall be reduced, but not increased to the price set forth in Section 2.6 below, but shall continue to be subject to adjustment pursuant to Section 2.3 below.

2.2.Mechanics of Holder’s Conversion. In the event that the Holder elects to convert any amounts outstanding under this Note into Common Stock the Holder shall give notice to the Borrower of such election by delivering an executed and completed notice of conversion (a “Notice of Conversion”) pursuant to Section 4.2 which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount and accrued interest.  Upon each conversion of the Principal Amount of this Note and in accordance with its Notice of Conversion, the Borrower shall make the appropriate reduction to the Principal Amount and accrued and unpaid interest. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to Borrower unless the entire principal amount of this Note has been so converted. No fractional Conversion Shares shall be issued upon conversion of this Note. Instead of any fractional shares that would otherwise be issuable upon conversion of this Note, the Borrower shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the Conversion Price then in effect.

2.3.   Adjustments to Conversion Price.

(a)The number of Conversion Shares to be issued upon each conversion of this Note pursuant to this Section 2 shall be determined by dividing that portion of the Principal Amount and interest to be converted, if any, by the then applicable Conversion Price.

(b)The Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject upon the happening of certain events while this conversion right remains outstanding, as follows:

i.Merger, Sale of Assets, etc.  If (A) the Company effects any merger or consolidation of the Company with or into another entity, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions,  (C) any tender offer or exchange offer (whether by the Company or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares of Common Stock for other securities, cash or property, (D) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Company, or (F) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction.  The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

ii.Reclassification, etc.  If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion hereof and accrued interest hereon, shall thereafter be deemed to evidence the right to convert into an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

iii.Stock Splits, Combinations and Dividends.  If the Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock by issuance of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(d)Whenever the Conversion Price is adjusted pursuant to this Section 2.3, the Company shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

2.4Issuance of Replacement Note.  Upon any loss or destruction of this Note, a replacement Note containing the same date and provisions of this Note shall be issued by the Company to the Holder for the outstanding Principal Amount of this Note and accrued interest which shall not have been converted or paid.

2.5Notice of Conversion.  Notice of Conversion shall be transmitted by the Borrower’s transfer agent to the Holder by (i) crediting the account of the Holder’s broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission (“DWAC”) system if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the resale of the Conversion Shares by the Holder or (B) the Conversion Shares are eligible for resale without volume or manner-of-sale limitations pursuant to Rule 144, or (ii) if the conditions specified in (i)(A) or (i)(B) are not satisfied, by physical delivery to the address specified by the Registered Holder in the Notice of Exercise.

2.6Default Conversion Price.  If an Event of Default has occurred and continued beyond the grace period or time to cure set forth in Article III below, then, in addition to and without limitation of, any other remedies available at law or in equity, the Conversion Price shall be permanently reduced (and number of Conversion Shares receivable thereby increased) to the lesser of $0.25 per Conversion Share or the 10 Day VWAP price then in effect on the date of default.  Notwithstanding the foregoing, the Conversion Price shall continue to be subject to adjustment for a subsequent financing as provided in Section 2.4 above.

2.7Holder’s Conversion Limitations. The Company shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock that are issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Notes) beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2.7, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 2.7 applies, the determination of the extent to which this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which principal amount of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2.7, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then-outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note held by the Holder. The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2.7 or waive it entirely, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the Beneficial Ownership Limitation provisions of this Section 2.7 shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2.7 to correct this paragraph (or any portion hereof) that may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The Holder may, at any time that the Borrower is not registered and required to file periodic reports pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), waive all of the foregoing restrictions of this Section 2.7 by 3 days written notice.

EVENTS OF DEFAULT

3.1The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

3.2Failure to Pay Principal or Interest.  The Borrower fails to pay any the Principal Amount, interest or other sum due under this Note when due and such failure continues for a period of ten (10) business days after receipt by the Borrower of written notice of such default.

3.3Breach of Covenant.  The Borrower breaches any material covenant or other term or condition of this Note (including, and without limitation, any covenants set forth in the Securities Purchase Agreement), or in the notes contemplated to be issued in a Subsequent Financing,  in any material respect and such breach, if subject to cure, continues for a period of 10 business days after written notice to the Borrower from the Holder, provided that if such breach cannot reasonably be cured within such 10-day period and Borrower shall have commenced to cure such breach within such 10-day period and thereafter diligently proceeds to cure the same, such 20-day period shall be extended for so long as it shall require the Borrower in the exercise of due diligence to cure such default, not to exceed 45 business days in the aggregate.

3.4Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made in the Purchase Agreement shall be false or misleading in any material respect as of the Issue Date, except to the extent such representation or warranty is made as of a different date in which case such representation or warranty shall have been false or misleading in any material respect as of such date.

3.5Receiver or Trustee.  The Borrower or any Subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed and not dismissed within 60 calendar days.

3.6Judgments.  Any money judgment, writ or similar final process shall be entered or filed against Borrower or any subsidiary of Borrower or any of their property or other assets for more than $250,000, and shall remain unvacated, unbonded, unappealed, unsatisfied, or unstayed for a period of 60 calendar days.

3.7Non-Payment.   A default by the Borrower under any one or more obligations (including, without limitation, any office lease or pre-existing loan currently outstanding) in an aggregate monetary amount in excess of $100,000 for more than 90 calendar days after the due date, unless the Borrower is contesting the validity of such obligation in good faith and has segregated cash funds equal to not less than one-half of the contested amount.

3.8Bankruptcy.  Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower and if instituted against them are not dismissed within 60 calendar days of initiation.

3.9Sale of Assets. A disposition of all or substantially all of the assets of the Borrower (excluding any transaction relating to the sale and lease back of the Borrower’s equipment).

3.10Failure to Deliver Common Stock or Replacement Note.  Borrower’s failure to timely deliver Conversion Shares to the Holder pursuant to and in the form required by this Note or the Purchase Agreement.

3.11Use of Proceeds. Proceeds of this Note not being utilized substantially in accordance with the intended uses set forth in the Purchase Agreement and the related offering document and for no other purposes.

3.12Cross Default.  A default by the Borrower of a material term, covenant, warranty or undertaking of any Transaction Document (including, and without limitation, those covenants of Borrower set forth in the Purchase Agreement) which is not cured after any required notice and/or cure period.

3.13Reservation Default.   Failure by the Borrower to have reserved for issuance upon conversion of the Note the amount of Common Stock as set forth in this Note and the Purchase Agreement.

ARTICLE IV

MISCELLANEOUS

4.1Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, electronic mail or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, electronic mail or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, if sent by electronic mail with confirmed receipt, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

If to the Borrower:

Legacy Ventures International, Inc.

2602 Innisfil Road,

Mississauga, Ontario, Canada L5M 4H9

Attn:  Rehan Saeed, Chief Executive Officer

With a copy to (which shall not constitute notice):

Szaferman, Lakind, Blumstein & Blader, P.C.

101 Grovers Mill Road, Suite 200

Lawrenceville, NJ 08648

Attention: Gregg Jaclin, Esq.

gjaclin@szaferman.com

If to the Purchaser:

At the address set forth on the Purchaser’s Signature to the Purchase Agreement

With a copy to:

4.3Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented or reissued, then as so amended or supplemented or reissued.

4.4Assignees.  This Note, and the conversion rights described herein, shall not be assignable by the Holder without the prior written consent of the Borrower, which shall not be unreasonably withheld. Subject to the restrictions of the preceding sentence, the rights and obligations of the Borrower and the Holder shall be binding upon and benefit the successors, assign, heirs, administrators and transferees of the parties.

4.5Cost of Collection.  In the event that Holder is required to take legal or other action to enforce its rights or obtain collection under this Note,  Borrower shall pay the Holder hereof reasonable costs of collection, or enforcement of the terms hereof, including attorneys’ fees.

4.6Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York, including, but not limited to, New York statutes of limitations.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the State Supreme Court of the State of New York, County of New York (or any federal courts having jurisdiction of such area).  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.

4.7Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law (such as, without limitation, the usury laws), any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower, or if no further amounts are owed by the Borrower to the Holder, shall be refunded to the Borrower.  Borrower hereby irrevocable consents to the reformation of this Note, as may be necessary by a court of law, so as to enable enforcement of this Note pursuant to summary judgment or summary proceeding.  For avoidance of doubt, in the event that, for any reason, a finding by a court having jurisdiction over this Note is made that limits enforceability as a result of excessive interest or other origination or investment banking fees pursuant to the laws of any jurisdiction, then, such defense shall not be deemed to bar a summary proceeding or summary judgment on the Note but rather, the Note shall be fully and absolutely enforceable as to all principal and, the court having jurisdiction shall, after an inquest, have power to reform the Note so as to reduce interest amount to such amount as is immediately enforceable pursuant to summary judgment or summary proceeding and grant such award, plus any legal or enforcement fees of Holder(s).

4.8.Construction and Enforcement.   Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other. This Note reflects an investment made by Holder or its assignor to the Borrower.  This Note is intended as, and shall be deemed an unconditional obligation of Borrower for the payment of money only and, without limitation to any other remedies of Holder (such as, without limitation, summary judgment after initiation of a proceeding, or equitable remedies), shall be enforceable against Borrower by summary proceeding in lieu of or after filing of a complaint, pursuant to New York Civil Procedure Law Rule 3213, or any similar rule or statute in the jurisdiction where enforcement is sought.  For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

4.9Redemption.  This Note may be prepaid by the Borrower, in whole or in part, at any time and from time to time, without premium or penalty, upon 30 days’ prior written notice to the Holder.

4.10Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note.  However, the Holder will have the rights of a shareholder of the Borrower with respect to the Shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

4.11Non-Business Days.  Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

[signature page follows]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ____ day of August 2015.

LEGACY VENTURES INTERNATIONAL, INC.

_________________________________

By:      Rehan Saeed

Title:   Chief Executive Officer

[Signature Page to 10% Convertible Promissory Note of Legacy Ventures International, Inc. ]

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

Date of Conversion/Exchange:_______________________________________________________

Conversion Price:_________________________________________________________________

Shares To Be Delivered:___________________________________________________________

Signature:______________________________________________________________________

Print Name:_____________________________________________________________________

Address:________________________________________________________________________

_________________________________________________________________________

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